SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2016

NUMEREX CORP.
(Exact Name of Issuer as Specified in Charter)

Pennsylvania	0-22920	11-2948749
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3330 Cumberland Boulevard SE
Suite 700
Atlanta, Georgia  30339
 (Address of principal executive offices)

(770) 693-5950
(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 30, 2016, Numerex Corp. (the “Company”) entered into an agreement with VIEX Capital Advisors, LLC and certain of its affiliates (collectively, "Viex") (the “Viex Agreement”).  Pursuant to the Viex Agreement, Eric Singer was immediately appointed to the Board of Directors of the Company (the “Board”).  In addition, the Company agreed to nominate a new independent director, Brian Igoe, Chief Investment Officer of the Rainin Group, Inc., for election to the Board at the Company’s upcoming 2016 Annual Meeting of Shareholders.

As part of the Viex Agreement, the Company has agreed that until the date that is ten business days prior to the deadline for the submission of shareholder nominations of director candidates for the 2017 annual meeting of shareholders pursuant to the Company’s Bylaws (such period, the “Standstill Period”), the Board will not be increased to more than eight members. Over the same Standstill Period, Viex has agreed to abide by certain customary standstill provisions and has agreed to vote in favor of the Company’s slate of director nominees at the 2016 Annual Meeting and certain other matters.

In addition, the Company received from Gwynedd Resources, Ltd. (“Gwynedd”) an irrevocable waiver through the term of the Standstill Period in which Gwynedd has waived its right to appoint a second director to the Board as a result of the increase in the number of members of the Board to eight.  Gwynedd has also agreed to vote in favor of the Company’s nominees at the 2016 Annual Meeting.

Copies of the Viex Agreement and the agreement between the Company and Gwynedd are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

A copy of the Company’s press release dated March 30, 2016 is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As part of the Viex Agreement, the Company agreed to nominate for election at the 2016 Annual Meeting, Eric Singer, Brian Igoe, Marc Zionts, Stratton Nicolaides, Andrew Ryan, Sherrie McAvoy, Tony Holcombe and Jerry Rose.  E. James Constantine, who has served as a director since 2008, will not be standing for re-election at the 2016 Annual Meeting of Shareholders.  Mr. Constantine’s departure is not the result of any disagreement related to the Company’s operations, policies or practices.

Mr. Singer, age 42, has served as the managing member of each of VIEX GP, LLC, the general partner of VIEX Opportunities Fund, LP – Series One (“Series One”) and VIEX Opportunities Fund, LP – Series Two (“Series Two”), VIEX Special Opportunities GP II, LLC, the general partner of VIEX Special Opportunities Fund II, LP (“VSO II”), and Viex Capital Advisors, LLC, the investment manager of Series One, Series Two, VSO II and certain other investment funds, since May 2014.  The principal business of Series One, Series Two and VSO II is investing in securities.  From March 2012 until September 2014, Mr. Singer served as co-managing member of Potomac Capital Management III, L.L.C., the general partner of Potomac Capital Partners III, L.P. (“PCP III”), and Potomac Capital Management II, L.L.C., the general partner of Potomac Capital Partners II, L.P. (“PCP II”) and served as an advisor to Potomac Capital Management, L.L.C. and its related entities from May 2009 until September 2014.  The principal business of PCP III and PCP II is investing in securities.  From July 2007 to April 2009, Mr. Singer was a senior investment analyst at Riley Investment Management. Mr. Singer currently serves on the board of directors of TigerLogic Corporation (NASDAQ: TIGR), a global provider in engagement solutions, including Postano social media aggregation, display and fan engagement platform and Omnis mobile development platform, since January 2015, and IEC Electronics Corp. (NYSE MKT: IEC), a provider of electronic manufacturing services to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors, since February 2015.  Mr. Singer previously served as a director of Meru Networks, Inc. (NASDAQ: MERU), a Wi-Fi network solutions company, from January 2014 until January 2015, PLX Technology, Inc. (NASDAQ: PLXT), a semiconductor company, from December 2013 until its sale in August 2014, Sigma Designs, Inc. (NASDAQ: SIGM), a semiconductor company, from August 2012 until December 2013, including as its Chairman of the Board from January 2013 until December 2013, and Zilog Corporation (NASDAQ: ZILG), a semiconductor company, from August 2008 until its sale in February 2010.  Mr. Singer holds a B.A. from Brandeis University.

Mr. Singer will serve on the Audit and Nominating/Corporate Governance Committees of the Board.

Except as set forth in Item 1.01 above, there are no other arrangements or understandings between Mr. Singer and any other persons pursuant to which Mr. Singer was named a director of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Singer or any member of his immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.

Item 9.01                      Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Agreement, dated as of March 30, 2016, by and among Numerex Corp. and Viex Capital Advisors, LLC and its affiliates
10.2	Agreement, dated as of March 30, 2016, by and among Numerex Corp. and Gwynedd Resources Ltd.
99.1	Press Release dated March 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUMEREX CORP

Date: March 31, 2016	/s/ Marc Zionts
Marc Zionts
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Agreement, dated as of March 30, 2016, by and among Numerex Corp. and Viex Capital Advisors, LLC and its affiliates
10.2	Agreement, dated as of March 30, 2016, by and among Numerex Corp. and Gwynedd Resources Ltd.
99.1	Press Release dated March 30, 2016